Preliminary copy
                                                            DRAFT--JUNE 17, 1994



[LOGO]


Dear Fellow Stockholder:


     At a special meeting called for July 15, 1994, stockholders will be asked to consider a proposed investment of $200 million in your Company by American International Group, Inc. ("AIG"), one of the largest and most successful insurance groups in the world.


     The proposed AIG investment is described in the attached proxy statement, which I invite you to review carefully. Stockholders are being asked to authorize the sale of convertible preferred stock to the AIG group, as well as the issuance of the underlying common stock. Stockholders are also being asked to amend the Company's charter to authorize the shares to be issued, including a related increase in the Company's authorized stock.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AIG INVESTMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS RELATING TO THAT INVESTMENT.



     The AIG investment, in my view, is an essential ingredient in restoring Alexander & Alexander to its leadership role in the industry, and is a key part of our plan to enhance long-term stock values. The investment helps your Company to achieve three key objectives:



          1. Increased capital. The $200 million to be invested by AIG provides your Company the capital it needs to invest in its core businesses, as well as to deal effectively with its contingent liabilities relating to discontinued or sold insurance underwriting operations. Significantly, the capital infusion does not involve a transfer of control. AIG is buying non-voting preferred stock, convertible into non-voting common stock, with certain exchange and conversion features that would limit AIG's ultimate holding of voting securities to no more than 9.9% of the Company's voting securities.



          2. Reduced insurance exposure. Your Company, over the past several years, has been adversely affected by its ongoing exposure to risks relating to discontinued insurance underwriting operations. Part of the proceeds from the AIG investment will be used to fund an insurance or reinsurance arrangement with respect to such discontinued operations, as described in the proxy statement.



          3. Resources for leadership. The additional capital and the reinsurance program will provide resources that we believe should enable our new Chairman, Chief Executive Officer and President, Mr. Frank G. Zarb, and our skilled, dedicated employees to succeed. Mr. Zarb is superbly qualified to lead in the task of building on Alexander & Alexander's strong franchise and enhancing earnings and value to stockholders.



     I urge you to vote FOR the proposals relating to the AIG investment.



     It is important that your shares be represented and voted at the meeting. Even if you plan to attend the meeting, please sign, date and mail promptly the enclosed proxy card in the enclosed postage-paid envelope. Please note that a failure to vote in effect constitutes a vote against the proposals related to the AIG investment. Accordingly, we urge you to take a moment now to sign, date and mail your proxy.



     On behalf of the Board of Directors, thank you for your cooperation and continued support.


                                     Sincerely,
                                     Dr. Robert E. Boni
                                     Chairman of the Executive Committee

                                                                Preliminary Copy


                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 JULY 15, 1994
                               NEW YORK, NEW YORK


To the Stockholders of
  ALEXANDER & ALEXANDER SERVICES INC.:


     A Special Meeting of Stockholders of Alexander & Alexander Services Inc. (the "Company") has been called for Friday, July 15, 1994 at 11:00 A.M., local time, at The Equitable Center Auditorium, 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, to consider and act on two proposals (the "Investment Proposals") related to the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc. ("AIG"), as it may be amended from time to time (the "Purchase Agreement"), a copy of which as presently in effect is attached as Appendix I to the enclosed Proxy Statement. The two Investment Proposals are summarized as follows:


        1. To approve the Purchase Agreement and the performance by the Company of all transactions and acts on the part of the Company contemplated pursuant to the Purchase Agreement, including the issuance and sale to AIG of shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), of the Company and the issuance of shares of non-voting Class D Common Stock, par value $1.00 per share ("Class D Stock"), of the Company upon the conversion of shares of Series B Preferred Stock in accordance with their terms, and the issuance of shares of Common Stock in exchange for shares of Class D Stock or, in certain circumstances, conversion of Series B Preferred Stock (Proposal 1);

        2. To approve certain amendments (together, the "Charter Amendment") to the Company's charter to (i) increase the number of authorized shares of stock of the Company, (ii) establish the terms of the Class D Stock and (iii) effect other minor amendments as set forth in the proposed Articles of Amendment, a copy of which is attached as Appendix II to the enclosed Proxy Statement (Proposal 2).

     THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT ON THE APPROVAL OF BOTH INVESTMENT PROPOSALS. UNLESS BOTH INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE MEETING, NEITHER PROPOSAL WILL BE EFFECTED BY THE COMPANY. Under the rules of the New York Stock Exchange, approval of Proposal 1 requires the affirmative vote of a majority of the votes cast on the proposal provided that the total vote cast on the proposal represents more than 50 percent in interest of all securities entitled to vote on the matter. Under Maryland law, approval of Proposal 2 requires the affirmative vote of a majority of all the votes entitled to be cast on the proposal by the stockholders of the Company.


     Holders of record of shares of Common Stock, Class A Common Stock and Class C Common Stock of the Company at the close of business on June 27, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof.


                                          By order of the Board of Directors,
                                          Frank R. Wieczynski
                                          Secretary


June 27, 1994


     IF YOU DO NOT EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS


PROXY STATEMENT..............................................................................................          1
INTRODUCTION.................................................................................................          1
VOTING SECURITIES AND PRINCIPAL HOLDERS......................................................................          1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..............................................................          2
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.......................................................          3
INVESTMENT PROPOSALS.........................................................................................          4
  Background of and Reasons for the Investment Proposals.....................................................          4
  Board of Directors' Recommendations........................................................................          7
  Opinion of Financial Advisor...............................................................................          7
  Use of Proceeds............................................................................................         10
  Source of Funds; Information Concerning AIG................................................................         11
  Certain Considerations.....................................................................................         11
PROPOSAL 1--THE PURCHASE AGREEMENT...........................................................................         13
  Purchase and Sale of Series B Preferred Stock..............................................................         13
  Terms of Series B Preferred Stock..........................................................................         13
  Terms of Class D Stock.....................................................................................         17
  AIG Standstill Provisions..................................................................................         18
  Registration Rights........................................................................................         19
  Non-Solicitation...........................................................................................         19
  Covenants..................................................................................................         19
  Conditions to Closing......................................................................................         21
  Termination................................................................................................         22
  Rights Agreement Amendment.................................................................................         22
  Required Vote..............................................................................................         22
PROPOSAL 2--CHARTER AMENDMENT................................................................................         23
  Increase of Authorized Stock...............................................................................         23
  Existing Anti-Takeover Provisions..........................................................................         24
  Terms of Series B Preferred Stock and Class D Common Stock.................................................         27
  Required Vote..............................................................................................         27
MISCELLANEOUS................................................................................................         27
STOCKHOLDER PROPOSALS FOR 1995 MEETING.......................................................................         27
OTHER MATTERS................................................................................................         28


APPENDIX I  --           Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and
                         American International Group, Inc.
APPENDIX II --           Form of Articles of Amendment of the Charter of the Company
APPENDIX III--           Form of Articles Supplementary Classifying 6,200,000 Shares of Preferred Stock as 8%
                         Series B Cumulative Convertible Preferred Stock of the Company
APPENDIX IV--            Opinion of CS First Boston Corporation

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                            ------------------------
                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                JULY 15, 1994
                            ------------------------


                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Alexander Services Inc. (the "Company") to be voted at a Special Meeting of Stockholders which will be held at The Equitable Center Auditorium, 787 Seventh Avenue, New York, New York at 11:00 a.m., local time, on Friday, July 15, 1994, and at any adjournments thereof (the "Special Meeting") for the purpose of submitting to a vote of the stockholders the proposals described in the attached Notice of Special Meeting (the "Investment Proposals").


     Shares represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the proxy will be voted in accordance with the recommendations of the Board of Directors.

     A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Any written notice revoking a proxy should be sent to the attention of Frank R. Wieczynski, Secretary, Alexander & Alexander Services Inc., 10461 Mill Run Circle, Owings Mills, Maryland 21117.


     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about June 27, 1994.


     If a stockholder is the beneficial owner of the Company's Class A Common Stock, a direction and proxy will be delivered to Montreal Trust Company, as trustee, in connection with the shares beneficially owned by said stockholder and held by the trustee. The trustee will vote the Class A Common Stock in accordance with the directions received from the beneficial owners.


     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained D.F. King & Co., Inc. to assist in the solicitation for a fee estimated at $20,000 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS


     Only holders of record of the Company's Common Stock, par value $1.00 ("Common Stock"), Class A Common Stock, par value $.00001 ("Class A Stock"), and Class C Common Stock, par value $1.00 ("Class C Stock"), at the close of business on June 27, 1994 (the "Record Date") are entitled to vote at the Special Meeting. As of the close of business on June 21, 1994, there were
outstanding         shares of Common Stock,         shares of Class A Stock
and         shares of Class C Stock. Such shares are each entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following sets forth information as of June 2, 1994, regarding persons who, to the best of the Company's knowledge, beneficially own more than five percent of the outstanding shares of the Common Stock, Class A Stock or Class C Stock.

                                                                                                      PERCENT OF
                                                                                                         TOTAL
                                                               PERCENTAGE AND             NUMBER OF     VOTING
     NAME AND ADDRESS OF STOCKHOLDER                           CLASS OF STOCK              SHARES       SHARES
- ----------------------------------------------------  ---------------------------------  -----------  -----------
The Prudential Insurance Company of America(1)......                                       4,039,500        9.27%
  Prudential Plaza                                    9.91% Common Stock                     317,252           0%
  Newark, NJ 07102-3777                               13.79% Series A Convertible
                                                      Preferred Stock
Southeastern Asset Management, Inc.(1)..............  9.53% Common Stock                   3,886,470        8.92%
  Suite 301
  860 Ridgelake Boulevard
  Memphis, TN 38120
Delaware Management Company, Inc.(1)................  8.19% Common Stock                   3,337,700        7.66%
  1818 Market Street
  Philadelphia, PA 19103
Norwest Corporation(1)(2)...........................  7.25% Common Stock                   2,955,950        6.79%
  Norwest Center
  Sixth and Marquette
  Minneapolis, MN 55479
Ontario Municipal Employees Retirement                                                                          %
  System(1).........................................  55.89% Class A Stock                 1,346,823         3.1
  One University Avenue
  Suite 1100
  Toronto, Canada M5J 2P1
Trustees of the Alexander & Alexander                                                        249,980         .57%
  U.K. Voluntary Equity Scheme(1)...................  65.28% Class C Stock                   130,130         .30%
  145 St. Vincent Street                              .32% Common Stock
  Glasgow, Scotland G2 5NX

- ---------------

(1) As reported on the Schedule 13G most recently filed by the stockholder with the Securities and Exchange Commission.

(2) Together with subsidiaries: Norwest Colorado, Inc. and Norwest Bank Colorado, National Association.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of June 2, 1994 regarding the beneficial ownership of outstanding shares of Common Stock and Class A Stock, directors and certain officers and all directors and executive officers as a group.


                                                                        COMMON
                                                                         STOCK      COMMON STOCK   CLASS A STOCK
                                                                      BENEFICIALLY   SUBJECT TO     BENEFICIALLY
     NAME                                                              OWNED(1)      OPTIONS(2)        OWNED
- --------------------------------------------------------------------  -----------  --------------  --------------
Tinsley H. Irvin(3).................................................      39,991        211,946          --
Kenneth Black, Jr...................................................         500         --              --
John A. Bogardus, Jr................................................      91,700         --              --
Robert E. Boni......................................................       1,000         --              --
Lawrence E. Burk....................................................      28,618         25,750          --
Ronald W. Forrest(3)................................................       8,595         42,440          --
Peter C. Godsoe.....................................................         500         --              --
Angus M.M. Grossart.................................................      --             --              --
Ronald A. Iles(4)...................................................      32,195         50,601          --
Vincent R. McLean...................................................         200         --              --
Michael K. White(5).................................................      38,688         98,425          --
William M. Wilson...................................................       2,346         83,925          26,975
All directors and executive officers as a group
  (18 persons)(4)(5)(6)(7)(8).......................................     288,710        435,686          26,975


- ---------------

(1) Includes the number of shares: (i) that are held directly or indirectly for the benefit of the individuals listed or directly for the benefit of members of an individual's family as to which beneficial ownership is disclaimed;
    (ii) that represent such individuals' interests in shares vested as of March 31, 1994 in the stock fund under the Company's Thrift Plan or similar plans; and (iii) that represent restricted stock that may vest in the future.

(2) Represents shares which are subject to options exercisable within 60 days from June 2, 1994.

(3) Mr. Irvin retired from the Company effective April 1, 1994. Mr. Forrest retired from the Company effective January 1, 1994. The information as to beneficial ownership by Messrs. Irvin and Forrest reflects information available to the Company as of their respective retirement dates.


(4) Does not include 83 shares of Common Stock and 159 shares of Class C Stock held under the U.K. Voluntary Equity Scheme attributed to Mr. Iles, who does not have any present voting or dispositive power.


(5) As of June 16, 1994, Mr. White stepped down as President of the Company and Dr. Boni stepped down as Chairman of the Board of Directors. Dr. Boni continues as a director and as Chairman of the Executive Committee of the Board of Directors.


(6) Mr. Wilson beneficially owns 1.1 percent of the Class A Stock. No other individual director or executive officer beneficially owns more than 1 percent of any class of the Company's voting shares. All officers and directors as a group own approximately 1.8 percent of the Common Stock, approximately 1.1 percent of the Class A Stock, none of the Class C Stock and approximately 1.7 percent of the total outstanding voting shares.


(7) Does not include Common Stock shares beneficially owned or subject to options that are held by Messrs. Irvin and Forrest.


(8) As of June 17, 1994, Mr. Frank G. Zarb, whose appointment as Chairman, Chief Executive Officer and President of the Company became effective on June 16, 1994, received a restricted stock grant for 271,307 shares of Common Stock, which will generally vest on June 16, 1996 and is subject to reduction based on the amount of the bonus that is paid to Mr. Zarb by his former employer with respect to 1994.

                              INVESTMENT PROPOSALS

     CERTAIN ASPECTS OF THE INVESTMENT PROPOSALS ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE AGREEMENT, ATTACHED AS APPENDIX I, THE CHARTER AMENDMENT, SUBSTANTIALLY IN THE FORM ATTACHED AS APPENDIX II, AND THE ARTICLES SUPPLEMENTARY, SUBSTANTIALLY IN THE FORM ATTACHED AS APPENDIX III, EACH OF WHICH IS HEREBY INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE APPENDICES TO THIS PROXY STATEMENT IN THEIR ENTIRETY.

     THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT ON THE APPROVAL OF BOTH INVESTMENT PROPOSALS. UNLESS BOTH INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE MEETING, BOTH INVESTMENT PROPOSALS WILL BE DEEMED TO HAVE BEEN REJECTED BY THE STOCKHOLDERS.

BACKGROUND OF AND REASONS FOR THE INVESTMENT PROPOSALS


     On January 14, 1994, the Board of Directors of the Company effected the following significant changes in the management of the Company: (i) the Executive Committee of the Board of Directors assumed added responsibilities for oversight of policy and management controls of the Company; (ii) the functions of chairman of the Board of Directors and chief executive officer of the Company were separated; (iii) T.H. Irvin resigned as chairman of the Board of Directors and chairman of its Executive Committee and agreed to continue to serve as chief executive officer of the Company through March 1994 and complete his term on the Board of Directors; (iv) Dr. Robert E. Boni, a non-employee member of the Company's Board of Directors for the past five years, was elected as non-executive Chairman of the Board of Directors and Chairman of its Executive Committee; and (v) the Board of Directors authorized the Executive Committee to establish a committee to conduct an international search for a new chief executive officer.


     On April 25, 1994, the Company announced a net loss of $0.15 per share for the first quarter of 1994. As reported in the Company's Form 10-Q for the first quarter of 1994, at March 31, 1994, the Company was not in compliance with one of the financial covenants in its long-term credit agreement, under which no borrowings were outstanding. The Company's bank group granted a waiver of this covenant requirement for the first quarter of 1994. Effective as of March 31, 1994, the long-term credit agreement was amended to reduce the amount available from $150 million to $75 million and to require the Company, before making any committed borrowings under the agreement, to be in compliance with all of the agreement's financial covenants, without giving effect to any waivers of compliance, for two consecutive quarters. While the Company believed it had adequate cash resources to meet operating needs through the first quarter of 1995, the Company, based on its financial projections, would not be able to borrow under its long-term credit agreement until the first quarter of 1995, at the earliest.

     Following the Company's January announcement and the announcement of its first quarter 1994 results, the Company from time to time received preliminary unsolicited expressions from third parties as to possible business combinations, including a possible acquisition by the Company of another business in exchange for shares of the Company, and possible acquisitions of the Company. The Company expressed no interest in pursuing these approaches.

     A number of the candidates for the chief executive officer position who were interviewed by the Company's search committee (including Mr. Frank G. Zarb) indicated their views that the Company needed additional capital to enable it to build its core businesses. Mr. Zarb indicated that a satisfactory arrangement for the obtaining of additional capital was a pre-condition to his willingness to accept an offer to become chief executive officer of the Company.

     On April 20, Maurice R. Greenberg, Chairman and Chief Executive Officer of American International Group, Inc. ("AIG"), and Dr. Robert E. Boni, who had been appointed non-executive Chairman of the Board of the Company on January 14, 1994, discussed the Company's strategic opportunities and its need for additional capital to realize those opportunities. On May 4, Mr. Greenberg and Dr. Boni met again, with other representatives of the two companies. At that meeting Mr. Greenberg expressed interest in the making by AIG or an AIG subsidiary of a significant minority investment in the Company, by means of a purchase of convertible preferred stock of the Company. Mr. Greenberg said that AIG was not interested in acquiring control of the Company, was not looking for representation on the Company's Board of Directors and was instead interested in acquiring equity in the Company. Dr. Boni said that the Company was interested in an arrangement to assist it with respect to its contingent exposures relating to its discontinued operations, including the Company's indemnification obligations to purchasers of Sphere Drake Insurance Group, (an insurance business the Company had acquired in 1982 as part of its acquisition of Alexander Howden). Mr. Greenberg indicated that AIG, as a company whose insurance subsidiaries sell insurance through the Company's insurance brokerage operations, was interested in seeing the Company remain an independent insurance broker.

     Dr. Boni indicated to Mr. Greenberg that the Company might be interested in exploring an investment in the Company by AIG, but only if it was clear that the investment did not involve a change of control of the Company (since the investment was for only a minority of the Company's equity).


     In mid-May, the Company retained CS First Boston Corporation ("CS First Boston") to act as its financial advisor in connection with the Company's review of strategic and financial planning matters, including the possible sale of equity or equity-linked securities of the Company to an investor and also retained J.P. Morgan Securities Inc. ("JP Morgan") as its advisor on strategic issues.


     On May 16, the Board of Directors of the Company considered the Company's cash needs and sources of capital, and discussed AIG's expression of interest in a minority investment in the Company. On May 19, the Board of Directors of the Company considered these matters further, and also reviewed the discussions with the Company's lenders and the Company's prospects as an independent company. In addition, the Board, with the assistance of its financial advisors CS First Boston and JP Morgan, considered whether and on what terms and timetable alternative sources of capital might be available, including a sale of a minority interest to a financial investor or to a strategic investor other than AIG, a public offering or underwritten private placement of convertible or debt securities, a rights offering to existing shareholders, and a sale of assets. After considering these alternatives the Board authorized the Chairman, the Treasurer and the Chief Financial Officer of the Company to conduct discussions with AIG and to negotiate preliminary terms for such an investment, with the final terms of the investment to be subject to the Board's approval.

     In the weeks that followed, the terms of the proposed Series B Preferred Stock were intensively negotiated between representatives of the Company and of AIG. The Company had explored the possibility of a simultaneous rights offering to stockholders, with AIG acting as standby underwriter. However, AIG declined to act as standby underwriter, and the $200 million investment by AIG was perceived as adequate for the Company's capital needs. Negotiations regarding the structure and terms of the Series B Preferred Stock included discussions for the inclusion of standstill provisions in the Purchase Agreement; anti-dilution protection included in the conversion feature; the existence of a class vote for the Series B Preferred Stock upon the occurrence of certain specified corporate actions; the terms of certain conditions precedent to the redemption of the Series B Preferred Stock at the option of the Company; and the events giving rise to a special redemption right at the option of the holders of Series B Preferred Stock. After review of various proposals by each of the parties, it was agreed that the purchase agreement would include standstill provisions; that anti-dilution protection of the conversion feature would apply if the Company issued shares below the conversion price then in effect; that the holders of the Series B Preferred Stock would not have a separate class vote for certain specified corporate actions; that the Series B Preferred Stock would be redeemable at the option of the Company only after the Common Stock of the Company had traded at a price in excess of 150% of the conversion price then in effect for a period of 30 consecutive trading days; that the initial conversion price would be set at $17 per share (or approximately 120% of the opening price of $14 1/4 per share of Common Stock on May 13, the date the conversion price was set); and that the special redemption at the option of the holders would be triggered, among other things, if: dividends and other equity payments on any class or series of stock of the Company, Reed Stenhouse Companies Limited ("RSC") or Alexander & Alexander Services UK plc ("AAE") or any of their respective subsidiaries (other than dividends on $3.625 Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Preferred Stock and certain intercompany dividends) were in excess of $0.075 per share of Common Stock, RSC Class A Shares and AAE Dividend Shares in the aggregate in the last seven months of 1994, cumulatively 25% of the Company's earnings in 1995 and 1996, and thereafter cumulatively 50% of earnings in subsequent years; 35% of the Company's assets were sold; or 35% (or in certain circumstances, 10%) of the total voting power of the Company's voting stock were purchased by third parties. For a description of the rights and privileges of the Series B Preferred Stock, see "THE PURCHASE AGREEMENT-- Terms of Series B Preferred Stock."


     During the period prior to the finalization of the Stock Purchase and Sale Agreement, dated as of June 6, 1994 (as it may be amended from time to time, the "Purchase Agreement") between the Company and AIG, the Company also concluded negotiations with Mr. Frank G. Zarb concerning his appointment as Chairman, Chief Executive Officer and President of the Company. Dr. Boni informed Mr. Greenberg of the proposed appointment of Mr. Zarb, and informed Mr. Zarb of AIG's proposed investment in the Company.


     The Company intends to enter into an insurance or reinsurance arrangement to further protect its financial position with respect to certain of its discontinued underwriting exposures. An insurance or reinsurance arrangement reasonably acceptable to AIG with an insurer or reinsurer reasonably acceptable to AIG is a condition precedent to AIG's obligation to make its investment under the Purchase Agreement. See "THE PURCHASE AGREEMENT--Conditions to Closing."



     On June 6 and 7, the Board of Directors held a special meeting to consider the Investment Proposals. On June 7, the Board of Directors unanimously approved the Investment Proposals and the election of Mr. Zarb (effective as of the commencement of his employment with the Company which began on June 16) as Chairman, Chief Executive Officer and President of the Company. On June 7, the Board of Directors reduced the Company's regular quarterly dividend on its Common Stock from $0.25 to $0.025.



     On June 1, Standard & Poor's Ratings Group ("S&P") placed its BB- rating of the Company's $60 million 11% convertible subordinated debentures due 2007 on CreditWatch with negative implications, reflecting the ongoing difficult conditions for the Company's U.S. retail brokerage operations, reduced financial flexibility relating to the reduction of its long term credit agreement and uncertainty toward reserves for insurance operations of sold businesses. On June 8, subsequent to the announcement of the proposed AIG investment and the appointment of Mr. Zarb, S&P announced that the Company's 11% convertible subordinated debentures due 2007 remained on CreditWatch with negative implications. S&P also indicated its intent to discuss with the management of the Company its plans for the business before making a final rating determination.



     On June 7, 1994, Fitch Investors Services Inc. placed the Company's F-2 commercial paper rating on FitchAlert with negative implications. The rating agency said the action is a result of the Company's continuing poor performance in its core retail insurance brokerage operations, uncertainty regarding eventual liabilities stemming from its previously owned Shand Morahan and Sphere Drake operations and its being out of compliance with one of the financial covenants in its long-term credit agreement. The Company has no commercial paper outstanding. On June 14, the Company sent a written request to Fitch Investor Services requesting that it withdraw its rating on the Company's commercial paper.



     After the announcement of the AIG Investment, Mr. Zarb's appointment as Chairman of the Board of Directors, Chief Executive Officer and President of the Company and the dividend reduction, on June 9, Moody's Investors Service Inc. ("Moody's") placed the ba3 rating on the Series A Preferred Stock of the Company under review for possible upgrade. The rating agency said that the review will focus on the possible
                                       6
changes in the Company's strategic direction and on its long-term financial profile. Moody's also stated that the direct effects of the proposed preferred stock investment by AIG will also be reviewed.

BOARD OF DIRECTORS' RECOMMENDATIONS


     The Board of Directors has reviewed and considered the terms and conditions of the Investment Proposals and believes that the Investment Proposals are fair to, and are advisable and in the best interests of, the Company and its stockholders and has unanimously approved the Investment Proposals and unanimously recommends that stockholders vote for approval of the Investment Proposals. The Company's directors and executive officers (who currently hold Common Stock and Class A Stock representing in the aggregate less than 1% of the total voting power of the Common Stock, the Class A Stock and the Class C Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of the Investment Proposals.


     The Board of Directors, in recommending that the stockholders of the Company approve the Investment Proposals, considered a number of factors, including (a) the current business, properties and prospects of the Company and its subsidiaries, the financial and operational condition of the Company and its subsidiaries and the long-term strategy of the Company; (b) the substantial increase in the Company's available cash and access to capital that will occur as a result of AIG's investment and the resulting increased ability of the Company to take advantage of strategic opportunities which may be available from time to time and to generally strengthen its competitive position in the insurance industry; (c) the terms of the Purchase Agreement, the Charter Amendment and other documents relating to the Investment Proposals; (d) the extent of independence that the Company will retain following the consummation of the transactions contemplated by the Purchase Agreement; (e) the alternatives to AIG's investment (the "Investment") in the Company, including alternative public or private financing and seeking an alternative investor; (f) the written opinion of CS First Boston to the effect that the consideration to be received by the Company in the Investment is fair to the Company from a financial point of view (see "--Opinion of Financial Advisor" below); (g) certain consequences that could result from the transactions contemplated by the Investment Proposals that are described below under "Certain Considerations"; (h) that the closing of the transactions contemplated by the Purchase Agreement is conditioned upon approval by the Company's stockholders of the Investment Proposals; and (i) certain possible implications of a single large minority shareholding in the Company, including the conflicts of interest that might arise and the potential discouraging effect on other transactions that might result from such shareholding. See "--Certain Considerations--Diminished Ability to Sell the Company".


     THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTMENT PROPOSALS ARE FAIR TO, AND ARE ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE INVESTMENT PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE INVESTMENT PROPOSALS.

     The Board of Directors reserves its right, pursuant to the Purchase Agreement, to amend or waive the provisions of the Purchase Agreement and the other documents related thereto in all respects before or after approval of the Investment Proposals by the Company's stockholders. In addition, the Board of Directors reserves the right to terminate the Purchase Agreement in accordance with its terms notwithstanding stockholder approval.

OPINION OF FINANCIAL ADVISOR

     As described under "Background of and Reasons for the Investment Proposals" above, the Company engaged CS First Boston to act as its financial advisor in connection with the Company's review of strategic and financial planning matters, including the possible sale of equity or equity-linked securities of the Company. CS First Boston assisted the Company in the negotiation of AIG's proposed investment in the Company, through the issuance, pursuant to the Purchase Agreement, of 4,000,000 shares of Series B Preferred Stock at a cash purchase price of $50.00 per share. In connection with the engagement, the Company requested that CS First Boston evaluate the fairness to the Company of the consideration to be received by the Company in connection with the Investment. On June 7, 1994, CS First Boston delivered to the Board of Directors its oral opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Company in exchange for the Series B Preferred Stock is fair to the Company from a financial point of view. No limitations were imposed by the Board of Directors upon CS First Boston with respect to the investigations made or procedures followed by CS First Boston in rendering its opinion, except that CS First Boston was not authorized to seek any other potential investors in the Company or acquirors for all or any portion of the Company's business or assets.

     On June 10, 1994, CS First Boston delivered a written opinion to the Board of Directors confirming the oral opinion rendered on June 7, 1994. A copy of CS First Boston's written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Appendix IV and should be read by stockholders carefully in its entirety.

     In connection with its opinion, CS First Boston reviewed, among other things, the Purchase Agreement, the Registration Rights Agreement, the Articles Supplementary, the Charter of the Company and the Charter Amendment; the Annual Reports on Form 10-K of the Company for the three years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses for the Company prepared by its management, including analyses giving effect to the Investment. CS First Boston also had discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. CS First Boston considered the view of senior management of the Company that the Investment represents a significant business opportunity for the Company and that certain strategic and operational benefits will be derived from the transactions contemplated by the Purchase Agreement. In addition, CS First Boston reviewed the reported price and trading activity for the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies engaged in businesses similar to the Company's and the securities of which are publicly traded; reviewed the financial terms of certain recent strategic investment transactions and performed such other studies and analyses as CS First Boston considered appropriate. CS First Boston, in rendering its opinion, took into account the extent to which certain provisions contained in the Purchase Agreement, the Company's Charter, the Articles Supplementary and the Charter Amendment could impede a change of control of the Company. CS First Boston relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. CS First Boston assumed that the financial analyses for the Company, both with and without giving effect to the Investment, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company. In addition, CS First Boston made no independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and CS First Boston was not furnished with any such evaluation or appraisal.



     The following is a summary of the material financial analyses performed by CS First Boston in arriving at its oral opinion delivered June 7, 1994 and its written opinion dated June 10, 1994, but does not purport to be a complete description of the analyses performed by CS First Boston for such purposes.

     Comparable Public Company Analysis. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information for the Company with similar information for the following publicly traded insurance brokerage companies: Acordia, Inc.; Aon Corporation; Arthur J. Gallagher & Co.; E.W. Blanch Holdings, Inc.; Hilb, Rogal and Hamilton

Company; Marsh & McLennan Companies, Inc. and Poe & Brown, Inc. (the "U.S. Comparable Companies"); C.E. Health plc; Hogg Group plc; JIB Group plc; Lowndes Lambert Group Holdings plc; Sedgwick Group plc; Steel Burrill Jones Group plc; and Willis Corroon Group plc (the "U.K. Comparable Companies") (collectively, the "Comparable Companies"). The Comparable Companies were selected because they are publicly traded companies that derive a significant portion of their revenues from insurance brokerage and risk management services. CS First Boston reviewed the Comparable Companies in terms of various historical financial measures and in terms of various multiples that certain of this information represents in comparison to certain other information. In particular, such analysis indicated that, as of June 3, 1994, the market price of shares of common stock of such companies (a) as a multiple of latest twelve month ("LTM") earnings, equity research analysts' consensus 1994 estimated earnings and equity research analysts' consensus 1995 estimated earnings, ranged from 12.3x to 19.4x, 11.3x to 17.0x and 10.2x to 14.8x, respectively, for the U.S. Comparable Companies, and from 14.2x to 18.2x, 10.4x to 17.8x, and 9.2x to 14.0x, respectively, for the U.K. Comparable Companies, versus multiples of 181.9x, 26.0x and 15.0x, respectively, for the Company; and (b) as a multiple of stated book value, ranged from 2.0x to 4.8x for the U.S. Comparable Companies and from 1.5x to 15.6x for the U.K. Comparable Companies, versus a multiple of 4.9x for the Company. The analysis further indicated that the adjusted market value (defined as equity market capitalization plus the principal amount of outstanding debt plus the book value of preferred stock, if any) of the Comparable Companies as a multiple of revenues and as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization), in each case based on the LTM financial results, ranged from 1.2x to 4.3x and 6.3x to 10.7x for the U.S. Comparable Companies and 0.8x to 1.6x and 5.6x to 14.8x for the U.K. Comparable Companies, respectively, as compared to 0.7x and 11.5x for the Company.

     Comparison With Other Transactions. CS First Boston examined transactions involving the purchase of a minority interest in various companies in a variety of industries that had occurred since 1984, or were pending as of June 3, 1994. CS First Boston then analyzed the proposed terms of the Investment as compared to the corresponding terms of such prior transactions, including, without limitation, the size of the investment, voting power and board representation, if any, acquired by the investor, dividend or interest rates applicable to the investment, the relationship between conversion price and market price of the underlying common stock (in the case of investments in convertible preferred stock or convertible debentures), and the relationship between purchase price and market price (in the case of direct common stock investments).

     Pro Forma Analysis. CS First Boston analyzed the pro forma effects of the Investment on the Company's balance sheet at March 31, 1994 and anticipated operating results for 1994 and 1995, based on management's then current expectations for 1994 results and certain other assumptions supplied by the Company and CS First Boston.

     Public Offering Analysis. CS First Boston analyzed a hypothetical public offering by the Company of convertible preferred stock as an alternative financing method for the Company to raise equity capital. CS First Boston compared the terms of a hypothetical public offering, including, but not limited to, dividend rates and payment options, optional redemption provisions, and conversion features, with those of the AIG Investment. In addition, CS First Boston analyzed the likelihood of completing a public offering of various sizes for the Company based on then current market conditions.

     Historical Relative Trading and Valuation Comparisons. CS First Boston examined the history of the trading prices for the Company's common stock, and the relationship between the movements in the prices of such shares and movements in certain stock indices. CS First Boston also compared the consideration to be received by the Company pursuant to the Investment to the historical public trading prices of the Common Stock.

     Other Analysis. CS First Boston reviewed and analyzed selected investment research reports on the Company and the insurance brokerage industry and analyzed certain publicly available information regarding the foregoing.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, CS First Boston considered each of the analyses described above, among other things, and did not assign any particular weight to the results of any particular analysis. The analyses were prepared for the purpose of enabling CS First Boston to evaluate whether the consideration to be received by the Company in exchange for the Series B Preferred Stock is fair to the Company from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities of the Company actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary is qualified by reference to the written opinion of CS First Boston which is attached to this Proxy Statement as Appendix IV.

     CS First Boston has advised the Company that, in the ordinary course of business, it may actively trade the securities of the Company and AIG for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.


     CS First Boston was selected by the Company as its financial advisor based on its reputation, experience and expertise. CS First Boston is an internationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CS First Boston is familiar with the Company, having provided financial advisory and other investment banking services to the Company over a period of years, including acting as lead placement agent in the offering of the Company's Series A Preferred Stock in March 1993.


     The Company retained CS First Boston as its financial advisor in connection with the AIG Investment pursuant to a letter agreement dated May 19, 1994. As compensation for its services, the Company has paid CS First Boston a financial advisory fee of $250,000 and CS First Boston will be entitled to receive an additional $750,000 upon the mailing of this proxy statement to the Company's stockholders. The Company has also agreed to reimburse CS First Boston for its out-of-pocket expenses incurred in performing its services, including reasonable attorney's fees and expenses, and to indemnify CS First Boston and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of CS First Boston's engagement.

USE OF PROCEEDS

     On the date of the initial purchase of shares of Series B Preferred Stock under the Purchase Agreement (the "Closing"), the Company will receive approximately $200 million in cash (the "Transaction Proceeds") from the AIG Group in consideration for the issuance to AIG of shares of Series B Preferred Stock. Expenses of the transaction to be borne by the Company are estimated to be $2,800,000. The Company anticipates that, pending the application of the Transaction Proceeds as described below, the Transaction Proceeds will be invested in interest bearing securities.

     The Transaction Proceeds will be available to the Company for general corporate purposes. The Company anticipates that it will principally utilize the Transaction Proceeds (i) to invest in its continuing businesses and (ii) to fund an insurance or reinsurance arrangement with respect to discontinued operations. Except as described above, the Company does not currently have any commitments or understandings regarding the use of the Transaction Proceeds.

     There can be no assurance that the Company will be successful in its efforts to utilize the Transaction Proceeds in a manner that contributes to the profitable growth of the Company's business or that the Transaction Proceeds will not be used in such a way as to dilute the per share earnings or equity of the Company after giving effect to the purchase of shares of Series B Preferred Stock by AIG.

See "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock--Repurchase at Holder's Option."


SOURCE OF FUNDS; INFORMATION CONCERNING AIG

     AIG has informed the Company that the $200 million to be used to purchase the Series B Preferred Stock will come from working capital generated in the ordinary course of its operations.

     AIG is the leading U.S.-based international insurance organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

CERTAIN CONSIDERATIONS

     While the Board of Directors is of the opinion that the Investment Proposals are fair to, and their approval is advisable and in the best interests of, the Company and its stockholders, stockholders should consider the following possible effects in evaluating the Investment Proposals.


     Dilution. The Investment Proposals involve the issuance by the Company of substantial amounts of additional securities. These issuances could have the effect of diluting the rights of the existing holders of Common Stock. Series B Preferred Stock will be entitled to cumulative quarterly dividends at the rate of 8% per annum per share, in preference to payment of dividends on all series of Preferred Stock of the Company other than the Series A Preferred Stock as to which it shall rank pari passu. Until December 15, 1996, dividends shall be payable in kind on the Series B Preferred Stock and thereafter, at the election of the Board of Directors, in cash or in kind until December 15, 1999, provided that if the Company at any time pays dividends in cash on or after December 15, 1996, the Company may not thereafter declare or pay dividends in kind. Series B Preferred Stock is initially convertible into Class D Stock at a conversion price of $17 per share (the "Conversion Price"). Class D Stock is exchangeable for Common Stock on a share-for-share basis.



     Repurchase at Option of the Holder. The holders of the Series B Preferred Stock will have the right to require the Company to repurchase their shares at a specified premium if a "Special Event" occurs. This right may tend to deter the Company from engaging in a Special Event, which includes, for example, the declaration or payment of dividends aggregating in excess of $0.075 per share of Common Stock during the last seven months of 1994, cumulatively 25% of earnings in 1995 and 1996, and cumulatively 50% of earnings thereafter; the disposition by the Company of assets representing 35% or more of the Company's book value or gross revenues; and certain mergers of the Company or any of its principal subsidiaries with or into any other firm or entity. Other Special Events include the acquisition by a third party, with the consent or approval of the Company, of beneficial ownership of securities representing 35% or more of the Company's total outstanding voting power. The repurchase price, in the event of a Special Event, is at a specified premium plus accrued and unpaid dividends on the Series B Preferred Stock. See "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock--Repurchase at the Holder's Option."



     Diminished Ability to Sell the Company. As a result of AIG's substantial ownership interest in the Company's securities, it may be more difficult for a third party to acquire the Company without the consent of AIG, even though the Series B Preferred Stock is non-voting and is convertible into Class D Stock, which also is non-voting, and AIG has agreed to limit to less than 10% the percentage of the Company's voting stock it may acquire, absent certain events described below under "THE PURCHASE AGREEMENT--AIG Standstill Provisions". In addition, as noted in the previous paragraph, holders of the Series B Preferred Stock would be able to require the Company to repurchase their shares in the event of a merger or the acquisition, with the consent or approval of the Company, by a third party of beneficial ownership of securities representing 35% or more of the Company's total
                                       11
outstanding voting power. Accordingly, approval of the Investment Proposals may hinder a change in control of the Company should the Board of Directors ever choose to seek a buyer, or may tend to require a stated amount of the proceeds of a sale of the Company to be paid to holders of the Series B Preferred Stock. It should also be noted, however, that AIG has agreed, with specified exceptions, to refrain from attempting to increase its interest in or influence over the Company by tender offer or proxy solicitation for a period of eight years following the Closing, subject to the occurrence of certain events that would terminate AIG's standstill covenants. See "THE PURCHASE AGREEMENT-- AIG Standstill Provisions" below. In addition, the Board of Directors believes consummation of the Investment Proposals will enhance the long-term value of Common Stock, although there can be no assurance that they will have this result. In addition to the possible effects of the Investment Proposals in the context of a sale of the Company, certain existing features of the Company's Charter and the Rights Agreement, dated as of June 11, 1987, between the Company and First Chicago Trust Company of New York, as amended and restated as of March 22, 1990 and as further amended as of April 21, 1992 (as amended, the "Rights Agreement"), in conjunction with Maryland law, may already have the effect of deterring a sale of the Company, but these other provisions are generally subject to administration by the Board of Directors. See "CHARTER AMENDMENT--Existing Anti-Takeover Provisions".


     Company Payments in Certain Events. Under the Purchase Agreement, the Company has agreed to make certain payments to AIG if tax payments and reserves relating to periods before March 31, 1994 exceed the Company's tax reserves as of March 31, 1994, or if the Company determines that certain liabilities (as defined in the Purchase Agreement) as of March 31, 1994 were greater than, or that certain assets (as defined in the Purchase Agreement) as of March 31, 1994 had an ultimate realizable value less than, the related amounts shown on the Company's balance sheet as of March 31, 1994. The making of any such payments by the Company would, in effect, reduce the consideration received by the Company for the Series B Preferred Stock. See "THE PURCHASE AGREEMENT-- Covenants--Company Payments in Certain Events."

     Employment of New Chief Executive Officer. Under the terms of Mr. Zarb's employment agreement with the Company, in the event that the investment by AIG, or a substantially comparable equity investment by one or more third party investors, does not take place on or before October 31, 1994, Mr. Zarb will have the right voluntarily to terminate his employment with the Company. In such event, the Company will be obligated to pay Mr. Zarb a cash severance payment in the amount of $12,000,000, and Mr. Zarb's rights in certain restricted stock awards and stock options granted to him by the Company will vest, provided that in no event may the cash severance payment and the value of the portion of the options and awards vesting as a result of such termination exceed $20,000,000. There can be no assurance that, if the Investment Proposals are not approved by the stockholders, the Company will be able to obtain a substantially comparable equity investment by one or more third party investors prior to October 31, 1994. Accordingly, the failure by the stockholders to approve the Investment Proposals could result in the termination of Mr. Zarb's employment as President and Chief Executive Officer of the Company and give rise to a severance payment obligation of $12,000,000 as well as to the vesting of award rights and stock options referred to above.


     Effect on Capital and on Earnings Available for Common Stockholders. After giving effect to estimated transaction expenses, the sale of the Series B Preferred Stock to AIG would increase the Company's capital by approximately $197 million. However, dividends on the Series B Preferred Stock would reduce the amount of earnings otherwise available for common stockholders by approximately $16 million in the first year after issuance, and by approximately $23 million in the fifth year after issuance, assuming dividends on the Series
B Preferred Stock were to be paid in kind throughout the first five years after issuance.

                       PROPOSAL 1--THE PURCHASE AGREEMENT

     On June 7, 1994, the Company and AIG executed the Purchase Agreement. Certain provisions of the Purchase Agreement are discussed in more detail below; however, stockholders are urged to read the Purchase Agreement, which is attached as Appendix I, in its entirety.

PURCHASE AND SALE OF SERIES B PREFERRED STOCK


     Pursuant to the terms of the Purchase Agreement, the Company has agreed, subject to the terms and conditions set forth therein, to issue to AIG or any of its wholly owned subsidiaries at the closing of the transactions contemplated by the Purchase Agreement (the "Closing") 4,000,000 shares of Series B Preferred Stock, at a purchase price of $50 per share. Each share of Series B Preferred Stock will initially be convertible into the number of shares of Class D Common Stock obtained by dividing $50 by the then current conversion price. The initial conversion price is $17 per share (the "Conversion Price"). Each share of Class D Stock will be exchangeable on a share-for-share basis with Common Stock. The approximately 11,765,000 shares of Common Stock initially issuable upon such exchange represent approximately 21% of the aggregate number of shares of Common Stock, Class A Stock and Class C Stock outstanding after giving effect to such issuance based on shares of Common Stock, Class A Stock and Class C Stock outstanding as of June 2, 1994. If dividends on the Series B Preferred Stock are paid in kind for the full five year period permitted, 17,950,245 shares of Common Stock will be issuable upon such exchange, representing approximately 29.2% of the total number of shares of Common Stock, Class A Stock and Class C Stock outstanding after giving effect to such issuance, based on shares outstanding as of June 2, 1994.


TERMS OF SERIES B PREFERRED STOCK

     Rank. With respect to dividend rights and rights on liquidation, dissolution and winding up, Series B Preferred Stock ranks senior to Common Stock, Class A Stock, Class C Stock, Class D Stock and Series A Junior Participating Preferred Stock (when and if issued) and pari passu with Series A Preferred Stock.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, holders of Series B Preferred Stock will be entitled to receive in preference to holders of any stock ranking junior to Series B Preferred Stock in the event of a liquidation, dissolution or winding up ("Junior Stock") $50 per share plus an amount equal to all accrued but unpaid dividends thereon on the date of final distribution to such holders.


     Dividends. Holders of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate of 8% per annum per share, payable in equal quarterly payments on the 15th day of March, June, September and December (each, a "Dividend Payment Date"). Dividends shall be payable in kind in shares of Series B Preferred Stock ("Additional Shares") until December 15, 1996 and, thereafter, at the Board of Directors' election, in cash, or in kind, until December 15, 1999; provided that if the Company shall at any time pay dividends in cash, the Company shall not thereafter be entitled to elect to declare or pay dividends in kind in shares of Series B Preferred Stock. Beginning December 16, 1999, dividends on Series B Preferred Stock shall be payable in cash. Quarterly dividends which have not been paid in full in Additional Shares will cumulate, as if quarterly dividends had been paid on the relevant Dividend Payment Date in Additional Shares. Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as dividends on each outstanding share of Series B Preferred Stock.


     Voting Rights. The Series B Preferred Stock shall be non-voting stock, except that (i) if dividends on the Series B Preferred Stock or any other class or series of stock ranking pari passu as to dividends with the Series B Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends, then the holders of Series B Preferred Stock (voting separately as a class with all other affected classes or series of stock ranking pari passu as to dividends with the Series B Preferred Stock) will have the right to vote to elect two additional members of the Board of Directors, (ii) without the approval of the holders of two-thirds of the shares of Series B Preferred Stock then outstanding, (x) the Company's Charter cannot be amended or modified so as to adversely affect the holders of the Series B Preferred Stock, the Class D Stock or the Common Stock, or (y) the Company cannot create any class or series of stock that ranks senior to Series B Preferred Stock with respect to dividend or liquidation rights, and (iii) following the occurrence of a Specified Corporate Action (as hereinafter defined) of the Company, the holders of shares of Series B Preferred Stock shall have the right to vote as a class with the holders of Common Stock and Class D Stock on all matters as to which the holders of Common Stock are entitled to vote.



     Conversion. Each share of Series B Preferred Stock shall be convertible (subject to the anti-dilution provisions thereof) at any time at the option of the holder thereof, unless previously redeemed, into a number of shares of Class D Stock of the Company obtained by dividing $50 by a conversion price of $17 per share, subject to adjustment (as it may be adjusted, the "Conversion Price"). The Series B Preferred Stock shall have antidilution provisions similar to the Series A Preferred Stock, except that in addition (w) adjustments shall be made for Extraordinary Equity Payments (as defined below), (x) adjustments shall be made for any issuance of Common Stock, Class A Stock or Class C Stock of the Company at a price per share below the then effective Conversion Price and (y) adjustments shall be made, at the option of the holder in the event of spin-offs or other similar circumstances so that the Series B Preferred Stock (and related conversion rights) shall be fully protected against dilution and the Series B Preferred Stock shall be the obligation of the spun-off entities as well as the Company. The Series B Preferred Stock, like the Series A Preferred Stock, provides for adjustments upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassification or combinations, issuance of rights or warrants to holders of Common Stock generally entitling them to purchase Common Stock at a price less than the current market price thereof or distributions to holders of Common Stock generally of evidences of indebtedness or assets (other than dividends paid exclusively in cash other than Extraordinary Equity Payments) or rights or warrants to subscribe to securities of the Company (other than those described in the preceding clause). In addition, upon the occurrence of any merger or combination or similar transaction, the Series B Preferred Stock is convertible into the consideration received by the holders of the Common Stock in such merger, combination or similar transaction.


     Redemption Provisions. The Series B Preferred Stock is not redeemable prior to December 15, 1999 ("Redemption Starting Date"). On and after such date, so long as the shares of Common Stock of the Company have traded on the New York Stock Exchange after such date for each business day during a consecutive 30 trading day period at a price in excess of 150% of the then effective Conversion Price, the Series B Preferred Stock shall be redeemable in cash, at the option of the Company, in whole at any time or in part from time to time upon no less than 45 days and no more than 60 days prior written notice to the holders thereof, unless previously converted (conversions shall be permitted until the close of business on the business day immediately preceding the redemption date), at a redemption price of $54.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption if redeemed on or prior to December 14, 2000, and at the following redemption prices per share, plus accrued and unpaid dividends, if redeemed during the 12-month period beginning December 15 of the years set forth below:

YEAR                              REDEMPTION PRICE
- --------------------------------  -----------------
2000                                  $   53.50
2001                                      53.00
2002                                      52.50
2003                                      52.00
2004                                      51.50
2005                                      51.00
2006                                      50.50

and thereafter at $50 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption.

     All redemptions shall be made pro rata. The Company shall not redeem less than all of the shares of Series B Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all shares of Series B Preferred Stock then outstanding shall have been paid for all past dividend periods.

     Repurchase at Holder's Option. If a Special Event (as defined below) shall occur, holders of the Series B Preferred Stock shall have the right, at their individual option exercisable at any time within 120 days after such occurrence, to require the Company to purchase all or any part of the shares of Series B Preferred Stock then held by them as such holders may elect at a redemption price equal (i) in the event a Special Event occurs on or before six months after the initial date on which the shares of Series B Preferred Stock are issued (the "Original Issue Date"), $58.82 per share plus accrued and unpaid dividends thereon to the date of redemption, (ii) in the event a Special Event occurs more than six months after the Original Issue Date and on or before twelve months after the Original Issue Date, $66.18 per share plus accrued and unpaid dividends thereon to the date of redemption, or (iii) in the event a Special Event occurs more than twelve months after the Original Issue Date, $72.06 per share plus accrued and unpaid dividends thereon to the date of redemption.

     As set forth in the Articles Supplementary:


     "Special Event" shall mean (a) the declaration or payment on or after the original issue date for the Series B Preferred Stock by the Company, Reed Stenhouse Companies Limited ("RSC") or Alexander & Alexander Services U.K. plc ("AAE") of an "Extraordinary Equity Payment" (defined below), (b) the sale or other disposition, directly or indirectly, by the Company or any of its subsidiaries in one or a series of related transactions of assets representing 35% or more of the then book value of the Company's assets on a consolidated basis or 35% or more of the Company's gross revenues on a consolidated basis in either of the two most recently ended fiscal years, (c) the merger or consolidation of the Company or any of its principal subsidiaries with or into any other firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Company into another or the Company and
(ii) a merger or consolidation involving the issuance by the Company of equity securities having a market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such issuance, or (d) the occurrence of a "Specified Corporate Action" on or after the original date of issuance of the Series B Preferred Stock.



     "Extraordinary Equity Payment" shall mean (a) the declaration or payment on or after June 1, 1994 by the Company, RSC or AAE, or any of their respective subsidiaries of any dividend or distribution (except for any dividend or distribution from one subsidiary of the Company to another subsidiary of the Company or from a subsidiary of the Company to the Company, RSC or AAE or any of their respective wholly owned subsidiaries; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Company, RSC or AAE or such recipient subsidiary) on any class or series of its stock (other than regularly scheduled quarterly cash dividends on
                                       15
the Series A Preferred Stock and Series B Preferred Stock in accordance with the terms thereof as in effect on the date of the Closing) other than the declaration and payment by the Company, RSC and AAE of dividends on the Common Stock, the RSC Class A Shares and the AAE Dividend Shares, respectively, which do not exceed (i) on and after June 1, 1994 and on and prior to December 31, 1994, more than $0.075 per share, (ii) on and after January 1, 1995 and on and prior to December 31, 1996, in the aggregate more than 25% of the Company's net income available for distribution to common shareholders (after preferred dividends) through the end of the last fiscal quarter prior to the date of declaration of such dividend and (iii) on and after January 1, 1997, in the aggregate more than the sum of (A) 50% of the Company's net income available for distribution to common shareholders (after preferred dividends) on and after such date and through the end of the last fiscal quarter prior to the date of declaration of such dividend and (B) the excess, if any, of (1) 25% of the Company's net income available for distribution to common shareholders (after preferred dividends) during the period ending on and after January 1, 1995 through December 31, 1996 over (2) the aggregate amount of dividends declared during the period from January 1, 1995 through December 31, 1996 and (b) any repurchases, redemptions, retirements or other acquisitions directly or indirectly by the Company or any of its subsidiaries on or after June 1, 1994 of any stock of the Company or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Preferred Stock in accordance with the Charter at the option of the Company or
AIG) in excess of net proceeds on or after June 1, 1994 to the Company from sales of stock of the Company (less amounts expended on redemptions or repurchases of Series A Preferred Stock and Series B Preferred Stock on or after June 1, 1994).


     "Specified Corporate Action" shall mean such time as (i) the Company shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Company shall recommend or, within ten business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than AIG or its affiliates or any transferee thereof) of, voting securities of the Company or securities convertible into voting securities (collectively, "Restricted Securities"), representing, when added to the Restricted Securities already owned by such person or groups, thirty-five percent (35%) or more of such Restricted Securities; (ii) the Company shall amend, modify or supplement, or waive the benefit of, the Rights Agreement, so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Restricted Securities without causing such person or group (other than AIG or its affiliates or any transferee thereof) to become an Acquiring Person (as defined in the Rights Agreement) or without causing the Distribution Date or the Shares Acquisition Date (each as defined in the Rights Agreement) to occur or without giving rise to a Section 11(a)(ii) Event (as defined in the Rights Agreement); (iii) the Company shall take any action under Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Company and any of its subsidiaries, on the one hand, and any person or group (other than AIG or its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who (A) acquire, own or hold beneficial ownership of Restricted Securities representing thirty-five percent (35%) or more of such Restricted Securities, on the other hand, from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of Restricted Securities representing ten percent (10%) or more of such Restricted Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Company limiting the acquisition of Restricted Securities by such other person or group, or any affiliates of such person or group, to less than thirty-five percent (35%) of the Restricted Securities and such stand-still agreement remains in full force and effect; (iv) the Company shall issue, sell or transfer, in one or a series of related transactions, Restricted Securities to any person or group (other than AIG or its affiliates or any transferee thereof) if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Company; or (v) the

Company shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity or shall agree to sell all or substantially all its assets to any person, firm, company or other legal entity other than (a) a merger or consolidation of one subsidiary of the Company into another or the Company, or (b) a merger or consolidation in which the securities of the Company outstanding before the merger or consolidation are not affected and in which the Company issues equity securities having an aggregate market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such merger or consolidation. For a general description of the Rights Agreement and the defined terms used above, see "CHARTER AMENDMENT--Existing Anti-Takeover Provisions--Rights Agreement."


     Transfer Restrictions. The Series B Preferred Stock will be subject to the same transfer restrictions applicable to the Class D Stock described below. There are no other limitations on the transferability of the Series B Preferred Stock except as provided under the Securities Act of 1933, as amended (the "Securities Act"). See "--Terms of Class D Stock."


     Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.


TERMS OF CLASS D STOCK

     Class D Stock shall have a par value of $1.00 per share. The payment of dividends to holders of the Common Stock will be subject to the right of the holders of the Class D Stock to have the Company declare a dividend on the Class D Stock in an amount per share equal to the per share amount of the dividend paid on the Common Stock. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Class D Stock and Common Stock will participate ratably in proportion to the number of shares held by each such holder in any distribution of assets of the Company to such stockholders.

     In addition, in the event the Company effects a subdivision or combination or consolidation of the outstanding shares of Class D Stock into a greater or lesser number of shares of Class D Stock, then in each such case the Company will effect an equivalent subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock.

     The holders of the Class D Stock shall not be entitled to any vote, provided that the Charter of the Company cannot be amended or modified so as to adversely affect the holders of the Class D Stock without the approval of the holders of two-thirds of such shares then outstanding, for purposes of which vote the holders of Series B Preferred Stock shall be deemed to be holders of that number of shares of Class D Stock into which such Series B Preferred stock would then be convertible. The holders of the Class D Stock shall have the right to exchange Class D Stock for Common Stock, at any time or from time to time, on a share-for-share basis, provided, however, that no person shall be entitled to acquire Common Stock upon such exchange if after giving effect thereto such person shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants, or otherwise, more than 9.9% of the combined voting power of the Common Stock, Class A Stock and Class C Stock then outstanding.

     The Company shall not be required to register any transfer of Class D Stock, except as follows: (a) to any person which acquired shares of Class D Stock on the original issuance of Class D Stock by the Company (a "Purchaser");
(b) to the ultimate parent corporation of any Purchaser (an "Approved Parent") or any wholly-owned direct or indirect subsidiary of any Approved Parent (a "Controlled Subsidiary"); (c) in a transfer (otherwise than to a Purchaser, an Approved Parent or a Controlled Subsidiary) pursuant to Rule 144 under the Securities Act; and (d) in a private sale (otherwise than to a

Purchaser, an Approved Parent or a Controlled Subsidiary), provided that the transferor shall not sell to any single person or group of persons acting in concert a number of shares of Class D Stock which, if exchanged for Common Stock, when added to other securities owned by the person or group and to securities that the person or group has the right to acquire by conversion, exercise of warrants, or otherwise, would cause the person or group to own or to have the right to acquire more than 9.9% of the combined voting power of the shares of Common Stock, Class A Stock and Class C Stock then outstanding.

     In connection with any sale or transfer of Class D Stock in accordance with clauses (c) or (d) above, the Company shall issue Common Stock in exchange for the Class D Stock to be so sold or transferred, provided that in no event shall the number of shares of Common Stock issued to such purchaser or transferee cause the combined voting power of the shares of Common Stock, Class A Stock and Class C Stock held by such purchaser or transferee to exceed 9.9% of the combined voting power of all such shares then outstanding.

     In addition to the foregoing, in the event that shares of Series B Preferred Stock and/or Common Stock underlying Class D Stock are to be offered in any bona fide public offering of shares that is registered under the Securities Act, the Company shall provide: (i) in the event that Series B Preferred Stock is offered publicly, for the conversion of such Series B Preferred Stock into Common Stock and (ii) in the event that such Common Stock is offered publicly, for the exchange of the Class D Stock for Common Stock, in each case so that such offerings can be made without restriction.

AIG STANDSTILL PROVISIONS

     For a period of time not to exceed eight years after the Closing (the "Standstill Period"), neither AIG nor any of its affiliates will, subject to certain exceptions, (i) acquire, offer to acquire or agree to acquire by purchase or by joining a "group" (hereinafter, a "13D Group"), within the meaning of Section 13(d)(3) of the Exchange Act, any Restricted Securities, (ii) participate in or encourage the formation of a 13D Group which owns or seeks to own Restricted Securities, (iii) make or participate in any "solicitation" of "proxies," within the meaning of Regulation 14A under the Exchange Act, or become a "participant" in any "election contest," within the meaning of Rule 14a-11 of the Exchange Act, or initiate, propose or solicit the approval of a stockholder proposal with respect to the Company, (iv) call or seek to have called a meeting of the Company's stockholders, (v) seek to control the management, Board of Directors, policies or affairs of the Company, (vi) solicit, propose or negotiate with respect to any form of business combination, restructuring, recapitalization or similar transaction involving the Company or any affiliate of the Company, (vii) solicit, make, propose, negotiate or announce any tender offer or exchange offer for any Restricted Securities, or
(viii) disclose an intent with respect to the Company or any Restricted Securities that would require the Company to waive or amend any restrictions relating to standstill provisions contemplated by the Purchase Agreement.

     There shall be an early termination of the Standstill Period upon the occurrence of certain events, including (i) certain bankruptcy or insolvency events relating to the Company or any of its subsidiaries, which in the case of a subsidiary of the Company has had or would have a material adverse effect on the business of the Company, (ii) the material breach by the Company of any of its obligations under the Registration Rights Agreement, (iii) the acquisition of, the commencement of a tender offer for, or the public announcement of an intention to acquire beneficial ownership of 35% or more of the total voting power of Restricted Securities by a person or 13D Group with the consent (whether tacit or explicit) of the Company, (iv) the designation of any date as the termination of the Standstill Period by the Company's Board of Directors,
(v) default in the payment of principal or interest after the expiration of any grace periods with respect to indebtedness of the Company and its subsidiaries for money borrowed in the aggregate amount of $15,000,000 or (vi) the termination of the Purchase Agreement prior to the Closing.

REGISTRATION RIGHTS

     On up to three occasions on or after the first anniversary of the Closing, AIG will have the right to require the Company to use its best efforts to register under the Securities Act, at the Company's expense, all or any portion of the Series B Preferred Stock or the Common Stock into which the Series B Preferred Stock, directly or indirectly, is convertible ("Registrable Securities") for sale in an underwritten public offering. The Company will not be entitled to sell its securities in any such registration for its own account without the consent of AIG.


     In addition, if the Company at any time before the third anniversary of the Closing seeks to register under the Securities Act for sale to the public any of its securities, the Company must include, at AIG's request, AIG's Registrable Securities in the registration statement, subject to underwriter cutbacks and except, at any time prior to the first anniversary of the Closing, with respect to a registered secondary offering pursuant to registration rights granted by the Company prior to the signing of the Purchase Agreement.


NON-SOLICITATION

     The Company has agreed in the Purchase Agreement that prior to the Closing neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or any of its subsidiaries will, and the Company will direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any sale of all or any substantial portion of the assets or any equity securities of, the Company and any of its subsidiaries, taken as a whole (an "Acquisition Proposal") or engage in negotiations, provide information or discuss an Acquisition Proposal with any person, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

     Nothing contained in the Purchase Agreement, however, prohibits the Company and its directors from making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or from informing the stockholders of the Company in the proxy materials with respect to the meeting of stockholders called to consider the transactions contemplated by the Purchase Agreement of information that is material to the vote with respect to such transactions, or from changing or withdrawing the recommendation of the directors with respect to such transactions if the directors conclude that such change or withdrawal is required by their fiduciary duties (as determined in good faith by the Board of Directors of the Company upon the advice of counsel).

COVENANTS

     The Purchase Agreement contains certain covenants including the following:

     Hart-Scott-Rodino. To the extent applicable, the Company and AIG shall make all filings and furnish all information required with respect to the transactions contemplated by the Purchase Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither the Company nor AIG shall be required to agree to dispose of or hold separate any portion of its business or assets.

     Access. Upon reasonable notice, the Company shall, and shall cause its subsidiaries to, offer AIG's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours before the Closing to its properties, books, contracts and records and personnel and advisors and the Company shall, and shall cause its subsidiaries to furnish promptly to AIG all information concerning its business, properties and personnel as AIG or its representatives may reasonably request.

     Publicity. The Company and AIG will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Purchase Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     Pre-Closing Activities. From and after the date of the Purchase Agreement until the Closing, each of the Company and AIG shall act with good faith towards, and shall use its best efforts to consummate, the transactions contemplated by the Purchase Agreement, and neither the Company nor AIG will take any action that would prohibit or impair its ability to consummate the transactions contemplated by the Purchase Agreement.


     Restriction on Amendments to By-Laws. The Company shall not amend its by-laws so as to affect the exemption contained therein from Subtitle 7 of Title 3 of the Maryland General Corporation Law (the "Maryland Control Share Act"). The Maryland Control Share Act provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. On January 31, 1991 the Board of Directors of the Company amended the by-laws by adding a new Section 4 to Article IX, opting out of the Maryland Control Share Act. The Board of Directors concluded that the Maryland Business Combination Moratorium Act is more effective than the Control Share Act in enabling the Company to protect the interests of stockholders against the abuses of hostile takeover strategies and in encouraging a prospective acquiror to negotiate with the Board of Directors. See "CHARTER AMENDMENT-- Existing Anti-Takeover Provisions."


     Company Payments in Certain Events. In the Purchase Agreement, the Company has agreed to make certain payments to AIG relating to changes in the Company's assets and liabilities as at March 31, 1994 as summarized below.


     If, at any time or from time to time, the amount of (x) all reserves, accruals or payments by or on behalf of the Company or any of its Subsidiaries (without duplication) on account of liabilities, expenses, penalties, fines or interest with respect to any income or other tax (foreign, federal, state or local) with respect to any period ending on or prior to March 31, 1994 exceeds
(y) the stated amount of the Company's tax reserve included in its consolidated balance sheet at March 31, 1994 set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 1994 (the "March 31, 1994 Balance Sheet") (such amount, a "Tax Amount"), the Company shall pay to AIG , as an adjustment to the purchase price, its pro rata share (based on AIG's fully diluted ownership percentage of the Common Stock as of the date of determination) of the Tax Amount.


     In addition, the Company has agreed to furnish, within 90 days after the end of its fiscal year December 31, 1994, to AIG a certification (the "AIG Certification") signed by each of its chief executive officer, chief financial officer and principal accounting officer certifying (A) whether there were any liabilities as of March 31, 1994 (1) which were not set forth on the March 31, 1994 Balance Sheet or, (2) which are in an amount in excess of the amount stated therefor on the March 31, 1994

Balance Sheet or (3) as to which the full amount of such liability is not then determinable (specifying, in each case, as to type, determinability and amount); and (B) whether there were any assets set forth on the March 31, 1994 Balance Sheet the ultimate realizable value of which is less than that of the carrying value of such assets at such date (specifying, in each case, as to type and amount.)

     For purposes of this covenant, a liability shall be deemed to be in an amount in excess of the amount set forth in the March 31, 1994 Balance Sheet or an asset shall be deemed to have a carrying value below the amount set forth in such Balance Sheet based upon all facts or circumstances in existence on or prior to March 31, 1994, whether or not then known by the Company or any of its subsidiaries and whether or not, under generally accepted accounting principles, such liabilities or assets were, as of March 31, 1994 or as of the date of such AIG Certification, correctly stated or a reserve would not have been required. Assets shall be carried at the lower of stated book value or realizable value, and liabilities shall be stated without discount.

     If an adjustment is made to any balance sheet subsequent to the March 31, 1994 Balance Sheet based upon any of the matters referred to in the AIG Certification or if a liability set forth in the AIG Certification is paid ("Other Adjustments"), then the Company shall promptly pay to AIG, as an adjustment to the purchase price, an amount in cash in immediately available funds equal to AIG's pro rata share of each such Other Adjustment. The Company will not, however, be required to make payments under this covenant in respect of (i) liabilities relating to the indemnities contained in the Shand Morahan & Company, Inc. Sale Agreement, dated October 7, 1987; (ii) assets or liabilities relating to operations discontinued prior to the date of the Purchase Agreement;
(iii) any reserve for restructuring that is approved by the new Chief Executive Officer of the Company and that is taken in the year ended December 31, 1994; and (iv) liabilities that do not individually exceed $2,000,000 or in the aggregate exceed $10,000,000.

CONDITIONS TO CLOSING

     AIG's obligation to effect the Closing is subject to various conditions which include the following:

          (a) Approval of the issuance and sale of the Series B Preferred Stock as required by the rules of any securities exchange on which securities of the Company are listed.

          (b) Approval and effectiveness of the Charter Amendment.

          (c) Compliance by the Company in all material respects with the terms, covenants and conditions of the Purchase Agreement.

          (d) Amendment of the Rights Agreement, in form and substance reasonably satisfactory to AIG.


          (e) AIG shall be satisfied in its sole discretion as to the non-applicability of insurance holding company and broker controlled insurer statutes of each of the States of the United States of America and each other material jurisdiction with respect to its purchase and holding of the Series B Preferred Stock and related matters (including, as AIG shall determine, such approvals or advice from such regulatory authorities in respect thereof). AIG shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where AIG or its subsidiaries or the Company and its subsidiaries conduct business with respect to the purchase and holding by AIG or its affiliates of the Series B Preferred Stock, the Class D Stock and the Common Stock issued in exchange for Class D Stock such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on AIG and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole.



          (f) Entry by the Company on or before July 5, 1994 into an insurance or reinsurance arrangement with respect to discontinued operations that is reasonably satisfactory to AIG.

          (g) The Company shall have furnished to AIG legal opinions as described in the Purchase Agreement, in form reasonably satisfactory to AIG.

          (h) Other customary conditions precedent for a transaction similar to the issuance and sale of the Series B Preferred Stock to AIG.


     The Company's obligation to effect the Closing is subject to conditions reciprocal to the conditions contained in (a), (b), (c) and (e) above. The Company is in advanced stages of negotiation for an arrangement that the Company believes would satisfy the condition referred to in paragraph (f) above. At the time the Company entered into the Purchase Agreement with AIG, the Company had entered into an option to purchase insurance from an affiliate of AIG that would satisfy the condition, and had paid an affiliate of AIG a non-refundable fee of $1,000,000 for the option.



     There can be no assurance that each of the conditions to the Closing will be satisfied prior to October 31, 1994. If the Closing does not occur on or prior to October 31, 1994, the Purchase Agreement will terminate without any action by AIG or the Company. See "Termination" below.


TERMINATION


     At any time prior to the Closing, the Purchase Agreement and the transactions contemplated thereby may be terminated, (i) by a written instrument executed and delivered by the Company and AIG, (ii) by AIG upon any material breach or default by the Company under the Purchase Agreement, or (iii) by the Company upon any material breach or default by AIG under the Purchase Agreement. If the Closing shall not have occurred on or before October 31, 1994, the Purchase Agreement will terminate without any action by AIG or the Company.


RIGHTS AGREEMENT AMENDMENT


     The Board of Directors has approved an amendment to the Company's Rights Agreement, pursuant to which the acquisition of Series B Preferred Stock upon closing of the Purchase Agreement, the acquisition of Class D Stock upon conversion of Series B Preferred Stock, the acquisition of Common Stock upon exchange for Class D Stock or the acquisition by AIG or its affiliates or any transferee thereof of any securities of the Company (if such acquisition is permitted by the Purchase Agreement) will not (i) cause any person to become an Acquiring Person, (ii) cause the Distribution Date or the Shares Acquisition Date to occur, or (iii) give rise to a Section 11(a)(ii) Event (as such capitalized terms are defined in the Rights Agreement). See "CHARTER AMENDMENT--Existing Anti-Takeover Provisions."


REQUIRED VOTE

     Approval of Proposal 1 requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all Common Stock, Class A Stock and Class C Stock entitled to vote on the proposal. For this purpose, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote on Proposal 1.

     Approval of Proposal 1 is conditioned on the approval of the related Charter Amendment.

     The Board of Directors unanimously recommends that stockholders approve Proposal 1.

                         PROPOSAL 2--CHARTER AMENDMENT

     The Closing is conditioned upon the approval of the Charter Amendment by the stockholders of the Company and the filing of the Charter Amendment with the State Department of Assessments and Taxation of Maryland. The following is a summary of certain provisions of the Charter Amendment, which is attached as Appendix II to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Charter Amendment.


     Approval of the Charter Amendment by the stockholders shall be deemed also to constitute approval of a resolution authorizing the Board of Directors, at any time prior to the filing of the Charter Amendment with the State Department of Assessments and Taxation of Maryland, to abandon such proposed amendment without further action by the stockholders, in connection with the termination of the Purchase Agreement or otherwise, notwithstanding approval of the Charter Amendment by the stockholders of the Company. Furthermore, the Company does not intend to file the Charter Amendment with the State Department of Assessments and Taxation of Maryland until the time of the Closing under the Purchase Agreement.


INCREASE OF AUTHORIZED STOCK


     General. The Restated Articles currently authorize the Company to issue eighty-eight million five hundred thousand (88,500,000) shares of four classes of stock, consisting of sixty million (60,000,000) shares of Common Stock, par value $1.00; thirteen million (13,000,000) shares of Class A Common Stock, par value $.00001; five million five hundred thousand (5,500,000) shares of Class C Common Stock, par value $1.00; and ten million (10,000,000) shares of Preferred Stock, par value $1.00. The aggregate par value of all shares of all classes of stock which the Corporation has authority to issue is $75,500,130. The Charter Amendment would increase the number of authorized and unissued shares of capital stock of the Company to 292,000,000 shares of five classes consisting of two hundred million (200,000,000) shares of Common Stock, par value $1.00; twenty-six million (26,000,000) shares of Class A Common Stock, par value $.00001; eleven million (11,000,000) shares of Class C Common Stock, par value $1.00; forty million (40,000,000) shares of Class D Common Stock, par value $1.00; and fifteen million (15,000,000) shares of Preferred Stock, par value $1.00. The aggregate par value of all shares of all classes of stock which the Company will, pursuant to the Charter Amendment, have authority to issue is $266,000,260.



     Reasons for and Effects of the Increase of Authorized Capital Stock. In addition to authorizing the Series B Preferred Stock and the Class D Stock, the Charter Amendment would increase the number of authorized shares of Common Stock and Preferred Stock. Of the 88,500,000 shares currently authorized, as of June
21, 1994       shares of Common Stock,             shares of Class A Common
Stock,         shares of Class C Common Stock and 2,300,000 shares of Preferred
Stock were outstanding. Furthermore, following the Closing, for each share of Class D Stock issued or reserved for issuance the Company will be required to reserve one share of Common Stock for issuance upon exchange of the Class D Stock. The Company does not have sufficient authorized, unissued and unreserved shares of Common Stock to permit the issuance of the number of shares of Common Stock that would be required to be issued upon exchange of the Class D stock into which the Series B Preferred Stock is convertible.


     The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock and Preferred Stock so that a sufficient number of additional shares of Common Stock and Preferred Stock will be available to effect the transactions contemplated by the Purchase Agreement and for issuance from time to time in connection with possible future financing programs, stock dividends, acquisitions, stock option and other employee benefit plans and other general corporate purposes. Having such additional authorized shares of Common Stock and Preferred Stock available for issuance in the future will give the Company greater flexibility and allow additional shares of Common Stock and Preferred Stock, in excess of the number of such shares presently authorized, to be issued without the expense and delay of a special meeting of stockholders unless such meeting is required for the particular transaction by applicable law or regulations or the rules of any stock exchange on which the shares of Common Stock may then be listed or quoted.

     Stockholders will have no preemptive rights with respect to any issuance of the newly authorized shares of Common Stock or Preferred Stock. The issuance of additional shares of Common Stock or Preferred Stock could have the effect of diluting the economic and voting rights of the existing holders of Common Stock. Finally, although generally the newly authorized Common Stock and Preferred Stock could be issued at the discretion of the Board of Directors, in certain circumstances (involving certain issuances of stock (i) to related parties or under employee benefit plans, (ii) equal to or more than 20% of the shares of Common Stock then outstanding or (iii) resulting in a change of control of the Company), the rules of the New York Stock Exchange may require specific stockholder authorization of a proposed issuance of the newly authorized Common Stock and Preferred Stock.

     In addition, although the Company does not have any present intention to issue the additional shares of Common Stock and Preferred Stock to oppose a takeover bid, and the Company does not view the proposed amendment as an anti-takeover measure, the authorization of additional shares of Common Stock and Preferred Stock could possibly deter, or the issuance of such shares could be utilized to frustrate, a takeover attempt which is not approved by incumbent management, but which stockholders may deem to be in their best interests or in which stockholders might receive a premium for their shares over the present market value of such shares. To the extent that it impedes any such attempts, the proposal may serve to perpetuate management. The proposal is not the result of any knowledge of the Company of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation or otherwise. The Company has no plans at the present time to submit to the stockholders for approval, or take any other action with respect to, any other proposal that might be deemed to have an anti-takeover effect. Cumulative voting in the election of directors is not provided for under the Restated Articles of the Company. See "Existing Anti-Takeover Provisions" below.

EXISTING ANTI-TAKEOVER PROVISIONS

     The consummation of the Investment may diminish the ability of current stockholders to sell the Company without the concurrence of AIG. See "Certain Considerations--Diminished Ability to Sell the Company". The Charter of the Company and the Maryland General Corporation Law contain certain other provisions that could have the effect of delaying, deferring or preventing a change in control of the Company.

     Maryland Business Combination Law. The Maryland Business Combination Law prohibits any "Business Combination" (as defined generally to include a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation (such as the Company) and any "Interested Stockholder" (defined generally as any person that, directly or indirectly, beneficially owns 10 percent or more of the outstanding voting stock of the corporation) for a period of five years after the date the person becomes an Interested Stockholder. After such five year period, a Business Combination between a Maryland corporation and such Interested Stockholder is prohibited unless either certain "fair price" provisions are complied with or the Business Combination is approved by certain supermajority stockholder votes. The Maryland Business Combination Law restrictions do not apply to a Business Combination with an Interested Stockholder if such Business Combination is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Stockholder became such.

     In connection with the execution of the Purchase Agreement, the Board of Directors of the Company adopted a resolution to exempt further transactions between the Company and its subsidiaries and AIG and its subsidiaries from the provisions of the Maryland Business Combination Law but only if

AIG or its subsidiaries shall have become an Interested Stockholder as a result of the acquisition of securities of the Company in a manner and to the extent permitted under the Purchase Agreement.

     Rights Agreement. On June 11, 1987, at the time of the execution of the Company's Rights Agreement, the Company's Board of Directors declared a dividend of one Right, as defined in the Rights Agreement (a "Right"), for each outstanding share of Common Stock, Class A Stock and Class C Stock. The Common Stock, Class C Stock and Class A Stock are collectively referred to herein as the "Voting Stock." The Rights Agreement was amended and restated as of March 22, 1990 and further amended as of April 21, 1992. The following description summarizes the Rights Agreement, as amended.

     The Rights are currently traded with the Voting Stock and detach and become exercisable only upon the earlier to occur of (i) ten (10) days following a public announcement by the Company that a person or group of affiliated or associated persons (a "Person") has acquired, or obtained the right to acquire, "beneficial ownership" (as defined in the Rights Agreement) of 10% or more of the outstanding Voting Stock (such Person, an "Acquiring Person") (the date of such announcement, the "Shares Acquisition Date") or (ii) ten (10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date").

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value per share (the "Preferred Shares"), of the Company, at a price of $85 per one one-hundredth of a Preferred Share.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each right should approximate the value of one share of Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets, earning power, or cash flow are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company (or the Company, as the case may be) which at the time of such transaction will have a market value of two times the exercise price of the Right.

     In the event that any Person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of one-hundredths of a Preferred Share (or, under certain circumstances, other equity securities, debt securities, cash, a reduction in the exercise price of the Right, and/or other property, or a combination of the foregoing) having a value of two times the exercise price of the Right.

     At any time after any Person becomes an Acquiring Person and prior to the acquisition by such Person of 50% or more of the outstanding Voting Stock, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such Person which have become void), in whole or in part, at an exchange ratio of one one-hundredth of a Preferred Share per Right (subject to adjustment).

     The Rights will expire on July 6, 1997 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company. At any time prior to any Person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company in any respect without the consent of the holders of the Rights prior to there being an Acquiring Person. Thereafter, the Board of Directors of the Company may amend the terms of the Rights without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, except that no such amendment may adversely affect the interests of the holders of the Rights.


     In connection with the sale of the Series B Preferred Stock, the Company has agreed to amend the Rights Agreement to the extent necessary to ensure that the transactions contemplated by the Purchase Agreement do not cause any person to become an Acquiring Person, cause the Distribution Date or the Shares Acquisition Date to occur or give rise to a "Section 11(a) Event" (that is, an event giving holders of Rights, other than the Acquiring Person, the right to buy shares of Common Stock at half-price). See "THE PURCHASE AGREEMENT--Rights Agreement Amendment."


     The Rights Agreement was not intended to deter all takeover bids for the Company and will not do so. For example, the Rights Agreement does not foreclose an attractive offer to acquire all the Voting Stock at the same price or a transaction approved by the Board of Directors. To the extent an acquiror is discouraged by the Rights Agreement from acquiring an equity position in the Company, stockholders may be deprived of receiving a premium for their shares. The issuance of additional shares of Common Stock prior to the Distribution Date will result in an increase in the number of Rights outstanding.

     Other Maryland Law Provisions. Under the Maryland General Corporation Law, an action required to be taken at a meeting of stockholders may be taken without a meeting only if a written consent is signed by each stockholder entitled to vote on the matter. The written request of one or more stockholders entitled to cast at least 25% of all votes entitled to be cast at a meeting of stockholders is required to initiate a call of a special meeting by the stockholders.

     Other By-Law Provisions. Article I, Section 12, of the Company's by-laws provides that for any proposal (other than election of directors) to be properly brought by a stockholder before an annual meeting, written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice from a stockholder proposing business must be received by the Company by the 10th day following the date notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The stockholder's written notice must contain a brief description of the proposal and reasons for conducting such business at the annual meeting, the stockholder's name and address (as they appear on the Company's books), the class and number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such business.


     The Company's by-laws further provide that (i) in the event the presiding officer of the meeting determines that the timely written notice requirements have not been complied with, such presiding officer shall disregard the defective business proposal or disregard the defective nomination, and (ii) notwithstanding the provisions of the by-laws with respect to the matters set forth in Article I,

Section 12, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.

     The provisions of the by-laws of the Company described above do not affect the rights and obligations of stockholders under the Securities and Exchange Commission Rule 14a-8, which relates to the inclusion of stockholder proposals in proxy materials.

TERMS OF SERIES B PREFERRED STOCK AND CLASS D COMMON STOCK.


     The terms of the proposed Series B Preferred Stock and Class D Stock are summarized above under "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock" and "--Terms of Class D Stock."


REQUIRED VOTE


     Approval of Proposal 2 requires the concurrence of a majority of the aggregate of the votes entitled to be cast on the proposal by stockholders of the Company. For this purpose, abstentions and broker non-votes will have the effect of votes against Proposal 2.


     Approval of Proposal 2 is conditioned on approval of Proposal 1.

     The Board of Directors unanimously recommends that stockholders approve Proposal 2.


                                 MISCELLANEOUS



     In the event that sufficient votes in favor of the Investment Proposals are not received by July 15, the persons named in the enclosed proxy card may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast on the matter at the meeting. The persons named in the enclosed proxy card will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Investment Proposal for which further solicitation of proxies is to be made. They will vote against any such adjournment those proxies required to be voted against such Investment
Proposal. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.



                     STOCKHOLDER PROPOSALS FOR 1995 MEETING



     Stockholders are advised that any proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before December 15, 1994 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the by-laws of the Company establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders that is not made by or at the recommendation of a majority of the directors then in office. In general, written notice must be delivered to the Secretary of the Company at its principal executive office, 1211 Avenue of the Americas, New York, New York 10036, within certain time periods in advance of the meeting and must contain specified information concerning the matter to be brought before the meeting and the stockholder proposing the matter. Any stockholder desiring a copy of the by-laws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

                                 OTHER MATTERS


     Under Maryland law and the by-laws of the Company, no other business may be transacted at the Special Meeting.


                                          By order of the Board of Directors,

                                          Frank R. Wieczynski
                                          Secretary

                                    MORGAN CHICAGO

                         ALEXANDER & ALEXANDER SERVICES INC.
                 Proxy Solicited on Behalf of the Board of Directors
                           for Special Meeting July 15, 1994


          PROXY

          The undersigned hereby constitutes and appoints ROBERT E. BONI and VINCENT R. McLEAN, and each of them, each with full power to appoint his substitute to vote at the Special Meeting of Stockholders to be held at The Equitable Center Auditorium, 787 Seventh Avenue (between W. 51st and W. 52nd Streets), New York, New York at 11:00 A.M. on July 15, 1994 or any adjournment thereof (1) on the matters listed below and more fully described in the Proxy Statement accompanying this Form of Proxy and (2) in their discretion on such other matters as may properly come before the meeting.

          A Vote FOR is recommended by the Board of Directors:
          1. Proposal to approve the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc. and the performance by the Company of all transactions and acts on the part of the Company contemplated thereby ("Proposal 1").
          2. Proposal to approve certain amendments (together, the "Charter Amendment") to the Company's charter to (i) increase the number of authorized shares of stock of the Company,
              (ii) establish the terms of the Class D Stock and (iii) effect other minor amendments ("Proposal 2").

          You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If the boxes are not marked as to a proposal, this proxy will be voted for the proposal. Your shares cannot be voted by proxy unless you sign and return this card. SEE REVERSE SIDE

                            THE MORGAN BANK PROXY ACETATE
          -----------------------------------------------------------------
          /X/  Please mark your votes as in this example.
              This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.
          If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

          -----------------------------------------------------------------
           The Board of Directors recommends a vote FOR Proposals 1 and 2.
          -----------------------------------------------------------------

                    FOR  AGAINST  ABSTAIN                  FOR  AGAINST  ABSTAIN

   1. Proposal 1     / /   / /     / /       2. Proposal 2   / /    / /     / /


   -----------------------------------------------------------------------------

                  Please sign exactly as name appears at left. Joint owners
                 should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.


                 ----------------------------------------------------------

                 ----------------------------------------------------------
                 SIGNATURE(S)                                  DATE